Exhibit 4.38

SUBLEASE AGREEMENT

This Sublease Agreement (“Sublease”), dated as of the 15th day of September, 2025 (the “Effective Date”), is entered into between Bio-Techne Corporation, a Minnesota corporation, having an address at 614 McKinley Place NE, Minneapolis, Minnesota 55413 (“Sublandlord”) and Exosome Diagnostics, Inc., a Delaware corporation, having an address at 266 Second Avenue, Waltham, Massachusetts (“Subtenant” and, together with Sublandlord, collectively referred herein as the “Parties” or individually as a “Party”).

RECITALS

WHEREAS, Sublandlord (as successor in interest to Subtenant) and Lead I Property 2023, LLC, a Delaware limited liability company (as successor in interest to ARE-MA Region No. 63, LLC, a Delaware limited liability company, as successor in interest to 266 & 275 Second Avenue, LLC, a Delaware limited liability company) (“Prime Landlord”) are the parties to the Lease dated November 30, 2016, as amended by First Amendment to Lease dated January 1, 2018, and Second Amendment to Lease dated January 11, 2023, (as so assigned and amended, the “Lease”), a copy of which is attached hereto as Exhibit A (hereinafter, the “Primary Lease”); and

WHEREAS, in connection with that certain Equity Purchase Agreement dated as of August 5, 2025, by and among MDxHealth SA, a company with limited liability incorporated under the laws of Belgium, Subtenant, and Sublandlord (the “EPA”), Subtenant assigned all of its right, title, and interest in, to, and under the Primary Lease to Sublandlord pursuant to that certain Assignment and Assumption of Lease dated September 15, 2025.

WHEREAS, pursuant to the Primary Lease, Sublandlord leased those certain premises ("Premises") more particularly described in the Primary Lease and located in the building having a street address of Suite 200 and Suite 200B, 266 Second Avenue, in Waltham, Massachusetts (“Building”); and

WHEREAS, Sublandlord desires to sublease a portion of its Premises leased under the Primary Lease to Subtenant, and Subtenant desires to sublease a portion of Sublandlord’s Premises from Sublandlord, in accordance with the terms and conditions of this Sublease.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Demise. Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the premises (“Subleased Premises”) shown on Exhibit B attached to and made a part of this Sublease, located on a portion of the second floor in the Building and comprising a portion of the Premises containing approximately 23,600 square feet. The Parties acknowledge and agree that Subtenant intends to use the Subleased Premises to operate a CLIA-certified laboratory that is key to its future growth prospects.

2. Term.

a) The term of this Sublease (“Term”) shall commence on the date which is the later to occur of: (i) August 1, 2025; and (ii) the date on which the Prime Landlord Consent (hereinafter defined) is obtained (“Sublease Commencement Date”), and shall expire at midnight on October 31, 2031 (“Sublease Expiration Date”), unless sooner terminated or cancelled in accordance with the terms and conditions of this Sublease.

b) Subtenant shall not be entitled to exercise any options to expand, extend or renew the term of the Primary Lease. These options are expressly retained by Sublandlord and may be exercised or waived by Sublandlord in its sole and absolute discretion.

c) If for any reason the term of the Primary Lease is terminated prior to the Sublease Expiration Date, this Sublease shall automatically terminate as of the date of such termination.

3. Permitted Use. Subtenant shall use and occupy the Subleased Premises solely in accordance with, and as permitted under, the terms of the Primary Lease and for no other purpose.

4. Payment of Base Rent and Additional Rent.

a) Beginning on the Sublease Commencement Date, Subtenant shall pay to Sublandlord fixed base rent (“Base Rent”) at the rate of $31.00 per rentable square foot of the Subleased Premises per year payable in twelve equal monthly installments. Thereafter, on each August 1st through the Sublease Expiration Date (each, an “Adjustment Date”), Base Rent shall be increased by multiplying the Base Rent payable immediately before such Adjustment Date by 3% and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Subtenant shall pay to Sublandlord the first monthly installment of Base Rent at the time of execution and delivery of this Sublease by Subtenant to Sublandlord.

b) In addition to Base Rent, commencing on the Sublease Commencement Date and continuing throughout the Term of this Sublease, Subtenant shall pay to Sublandlord: (i) twenty-five percent (25%) of operating expenses (“Operating Expenses”) for the Premises; (ii) twenty-five percent (25%) of real estate taxes and assessments (“Taxes”) for the Premises; (iii) all costs and expenses incurred by Sublandlord in connection with its subleasing of the Subleased Premises to Subtenant; and (iv) twenty-five percent (25%) of all other amounts due and payable by Sublandlord under the Primary Lease due or attributable to the Subleased Premises or the actions or omissions of Subtenant (collectively, “Additional Rent”). Additional Rent shall be payable to Sublandlord in monthly installments based on estimates provided by Sublandlord. Notwithstanding anything to the contrary in this Sublease, Subtenant shall have no liability for any Additional Rent incurred as a result of the failure of Sublandlord, or anyone claiming by, through or under Sublandlord other than Subtenant, to perform any of the terms or obligations of the Primary Lease, and not attributable to or reasonably allocable to Subtenant’s use or occupancy of the Subleased Premises.

c) All Base Rent and Additional Rent (collectively, “Rent”) shall be due and payable on the 1st day of each and every month, without demand therefor unless otherwise designated by Sublandlord and without any deduction, offset, abatement, counterclaim, or defense. The monthly installments of Base Rent and Additional Rent payable on account of any partial calendar month during the Term of this Sublease, if any, shall be prorated.

5. Security Deposit. Simultaneously with the execution and delivery of this Sublease, Subtenant shall deposit with Sublandlord a security deposit (“Security Deposit”) in the amount of Sixty Thousand Nine Hundred Sixty-Seven and 00/100 Dollars ($60,967.00) as security for the full and faithful performance by Subtenant of Subtenant’s obligations hereunder. The Security Deposit may be in the form of cash or a clean, stand-by, irrevocable letter of credit, in form and substance and issued by and drawn on a bank satisfactory to Sublandlord.

6. Incorporation of Primary Lease by Reference.

a) The terms, covenants, and conditions of the Primary Lease, attached hereto as Exhibit A, are incorporated herein by reference, except to the extent they are expressly deleted or modified by the provisions of this Sublease. Every term, covenant, and condition of the Primary Lease binding on or inuring to the benefit of Prime Landlord shall, in respect of this Sublease, be binding on or inure to the benefit of Sublandlord and every term, covenant, and condition of the Primary Lease binding on or inuring to the benefit of Sublandlord shall, in respect of this Sublease, be binding on and inure to the benefit of Subtenant. Sublandlord covenants and agrees for itself and its successors and assigns that it shall observe and perform for the benefit of Subtenant all of the terms, covenants, and conditions of the Primary Lease not to be performed by Subtenant in this Sublease, and that it shall do nothing which will have the effect of creating a breach on the part of Sublandlord of any of said terms, covenants, or conditions. Whenever the term “Lessor” or “Landlord” appears in the Primary Lease, the word “Sublandlord” shall be substituted therefore; whenever the term “Lessee” or “Tenant” appears in the Primary Lease, the word “Subtenant” shall be substituted therefore; and whenever the word “Premises” appears in the Primary Lease, the word “Subleased Premises” shall be substituted therefor.

7. Subordination to Primary Lease. This Sublease is and shall be subject and subordinate to all mortgages and ground leases that may now or hereafter affect the Premises, and to all renewals, modifications, consolidations, replacements, and extensions of the mortgages and leases. This article shall be self-operative and no further instrument of subordination shall be necessary. However, in confirmation of this subordination, Subtenant shall execute any commercially reasonable agreement that Sublandlord or Prime Landlord may request within ten business days after receipt from Sublandlord or Prime Landlord, as the case may be. If any ground or underlying lease is terminated, or if the interest of Prime Landlord under the Prime Lease is transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any mortgage, or if the holder of any mortgage acquires a lease in substitution for the mortgage, or if this Sublease is terminated by termination of the Primary Lease, then Subtenant will, at the option of Prime Landlord (which term shall include any successors or assigns of Prime Landlord), in Prime Landlord’s sole discretion, upon written notice by Prime Landlord, attorn to the Prime Landlord, and will perform for its benefit all the terms, covenants, and conditions of this Sublease on Subtenant’s part to be performed with the same force and effect as if the Prime Landlord were the Sublandlord originally named in this Sublease.

8. Representations of Sublandlord. Sublandlord represents and warrants the following is true and correct as of the date hereof:

a) Sublandlord is the tenant under the Primary Lease and has the capacity to enter into this Sublease with Subtenant, subject to Prime Landlord’s consent.

b) The Primary Lease attached hereto as Exhibit A is a true, correct, and complete copy of the Primary Lease, is in full force and effect, and has not been further modified, amended, or supplemented except as expressly set out herein.

c) Sublandlord has not received any notice, and has no actual knowledge, of any default by Sublandlord under the Primary Lease.

9. AS-IS Condition. Subtenant accepts the Subleased Premises in its current, “as-is” condition. Sublandlord shall have no obligation to furnish or supply any work, services, furniture, fixtures, equipment, or decorations, except Sublandlord shall deliver the Subleased Premises in broom clean condition. On or before the Sublease Expiration Date or earlier termination or expiration of this Sublease, Subtenant shall restore the Subleased Premises to the condition existing as of the Sublease Commencement Date, ordinary wear and tear excepted. The obligations of Subtenant hereunder shall survive the expiration or earlier termination of this Sublease.

10. Performance by Sublandlord. Notwithstanding any other provision of this Sublease, Sublandlord shall have no obligation: (a) to furnish or provide, or cause to be furnished or provided, any repairs, restoration, alterations, or other work, or electricity, heating, ventilation, air-conditioning, water, elevator, cleaning, or other utilities or services; or (b) to comply with or perform or, except as expressly provided in this Sublease, to cause the compliance with or performance of, any of the terms and conditions required to be performed by Prime Landlord under the terms of the Primary Lease. Subtenant hereby agrees that Prime Landlord is solely responsible for the performance of the foregoing obligations. Notwithstanding the foregoing, on the written request of Subtenant, Sublandlord shall make a written demand on Prime Landlord to perform its obligations under the Primary Lease with respect to the Subleased Premises if Prime Landlord fails to perform same within the time frame and in the manner required under the Primary Lease, and thereafter Sublandlord shall use commercially reasonable efforts to enforce such rights as Tenant under the Primary Lease for Subtenant’s benefit; provided, however, Subtenant shall not be required to bring any action against the Prime Landlord to enforce its obligations. If Sublandlord makes written demand on Prime Landlord or brings an action against Prime Landlord to enforce Prime Landlord’s obligations under the Primary Lease with respect to the Subleased Premises, and to the extent that Sublandlord’s enforcement activities against Landlord under the Primary Lease shall only benefit Subtenant and its occupancy in the Subleased Premises, and confers no benefit to Sublandlord or the remainder of the Premises, all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) so incurred by Sublandlord in connection therewith shall be deemed Additional Rent and shall be due and payable by Subtenant to Sublandlord within thirty (30) days after notice from Sublandlord. To the extent that Sublandlord’s enforcement activities against Landlord benefit both Subtenant and Sublandlord in their use and occupancy of the Subleased Premises and the remainder of the Premises, respectively, then Sublandlord and Subtenant shall equitably share in the costs and expenses of such enforcement based on the premises that had been affected. To the extent that the Primary Lease allows Sublandlord to exercise ‘self-help” rights and a reasonable basis exists for Subtenant to request that Sublandlord exercise such rights with respect to the Subleased Premises, subject to Sublandlord’s commercially reasonable business judgment in consultation with Subtenant, Sublandlord shall exercise such rights for Subtenant’s benefit, and Subtenant shall reimburse Sublandlord for the out of pocket costs and expenses incurred by Sublandlord in connection therewith to the same extent that the costs and expenses are to be reimbursed or shared with respect to Sublandlord’s exercise of other enforcement rights against Landlord as described in the previous two sentences. To the extent that, as a result of Landlord’s default under the Primary Lease affecting the Subleased Premises occurring during the Term of this Sublease, Sublandlord recovers any sum from Landlord or is entitled for any reason to any abatement, credit, set-off, or offset, such recovery, abatement, credit, set-off, or offset, or the benefit thereof, shall be equitably allocated between Sublandlord and Subtenant based on the premises that had been affected.

11. No Privity of Estate; No Privity of Contract. Nothing in this Sublease shall be construed to create privity of estate or privity of contract between Subtenant and Prime Landlord.

12. No Breach of Primary Lease. Subtenant shall not do or permit to be done any act or thing, or omit to do anything, which may constitute a breach or violation of any term, covenant, or condition of the Primary Lease, notwithstanding such act, thing, or omission is permitted under the terms of this Sublease.

13. Subtenant Defaults.

a) Events of Default. Each of the following shall be an event of default under this Sublease: (a) Subtenant fails to make any payment of Rent when due and such failure is not cured within five (5) business days following written notice of non-payment from Sublandlord; (b) Subtenant becomes bankrupt or insolvent or makes an assignment for the benefit of creditors or takes the benefit of any insolvency act, or if any debtor proceedings are taken by or against Subtenant; (c) Subtenant abandons the Subleased Premises without payment of Rent and such abandonment is not cured within ten (10) days following written notice from Sublandlord; (d) Subtenant transfers this Sublease in violation of the Assignment or Subletting article; (e) Subtenant violates the Rules and Regulations after reasonable notice and opportunity to cure of no less than ten (10) days, or fails to deliver an estoppel certificate or subordination agreement or maintain required insurance coverages within the time periods required by this Sublease; (f) Subtenant does not comply with its obligations to vacate the Premises under the End of Term articles of this Sublease; or (g) Subtenant fails to perform any other obligation under this Sublease within ten (10) days following written notice from Sublandlord and such additional time as is necessary provided Subtenant is diligently pursuing to cure the default.

b) Remedies. In the event Subtenant is in default, in addition to all remedies provided by law, Sublandlord, at its option, shall have the same rights and remedies against Subtenant as Prime Landlord would have against Sublandlord in the event of default under the terms of the Primary Lease beyond all applicable notice and cure periods. If this Sublease is rejected in any bankruptcy proceeding, Rent for the entire month in which the rejection occurs shall be due and payable in full and shall not be prorated. The rights of Sublandlord upon default by Subtenant shall in no way preclude Sublandlord from pursuing any other legal remedies.

c) Sublandlord’s Right to Perform. If Subtenant defaults, Sublandlord may, after written notice to Subtenant and an opportunity for Subtenant to cure as prescribed above, but shall have no obligation to, perform the obligations of Subtenant, and if Sublandlord, in doing so, makes any expenditures or incurs any obligation for the payment of money, including reasonable attorneys’ fees, the sums so paid or obligations incurred shall be paid by Subtenant to Sublandlord within ten (10) days following receipt of a bill or statement to Subtenant therefor.

d) Late Charges, Interest, and Bad Checks. If any payment due Sublandlord shall not be paid within five days of the date when due, Subtenant shall pay, in addition to the payment then due, an administrative charge equal to the greater of (a) 5% of the past due payment; or (b) $250. All payments due Sublandlord shall bear interest at the lesser of: (a) 18% per annum, or (b) the highest rate of interest permitted to be charged by applicable law, accruing from the date the obligation arose through the date payment is actually received by Sublandlord, including after the date of any judgment against Subtenant. If any check given to Sublandlord for any payment is dishonored for any reason whatsoever not attributable to Sublandlord, in addition to all other remedies available to Sublandlord, upon demand, Subtenant will reimburse Sublandlord for all insufficient funds, bank, or returned check fees, plus an administrative fee not to exceed the maximum amount prescribed by law. In addition, Sublandlord may require all future payments from Subtenant to be made by cashier’s check from a local bank, ACH payments, or by Federal Reserve wire transfer to Sublandlord’s account.

14. Consents. Whenever the consent or approval of Sublandlord is required, Subtenant shall also be obligated to obtain the written consent or approval of Prime Landlord, if required under the terms of the Primary Lease. Sublandlord shall promptly make such consent request on behalf of Subtenant and Subtenant shall promptly provide any information or documentation that Prime Landlord may request. Subtenant shall reimburse Sublandlord, not later than ten (10) days after written demand by Sublandlord, for any fees and disbursements of attorneys, architects, engineers, or others charged by Prime Landlord in connection with any consent or approval. Sublandlord shall have no liability of any kind to Subtenant for Prime Landlord’s failure to give its consent or approval.

15. Prime Landlord Consent to Sublease. This Sublease is expressly conditioned on obtaining the written consent of Prime Landlord and the written consent of any mortgagee, ground lessor, or other third party required under the Primary Lease (collectively, “Prime Landlord Consent”).

a) Any fees and expenses incurred by the Prime Landlord or any mortgagee, ground lessor, or other third party in connection with requesting and obtaining the Prime Landlord Consent shall be paid by Sublandlord and shall thereafter be reimbursed by Subtenant to Sublandlord as Additional Rent not later than thirty (30) days after written demand by Sublandlord. Subtenant agrees to cooperate with Prime Landlord and supply all information and documentation reasonably requested by Prime Landlord within ten (10) business days of its request therefor.

b) This Section 15 shall survive the expiration or earlier termination of this Sublease.

16. Assignment or Subletting. Subtenant shall not sublet all or any portion of the Subleased Premises or assign, encumber, mortgage, pledge, or otherwise transfer this Sublease (by operation of law or otherwise) or any interest therein, without the prior written consent of: (a) Sublandlord, which consent shall not be unreasonably withheld, conditioned, or delayed; and (b) Prime Landlord.

17. Indemnity. Subtenant shall indemnify and hold harmless Sublandlord from any claims, liabilities, and damages that Sublandlord may sustain resulting from a breach by Subtenant of this Sublease. To the full extent permitted by law, Sublandlord shall indemnify and hold harmless Subtenant from any claims, liabilities, and damages that Subtenant may sustain to the same extent Prime Landlord is required to do the same for Sublandlord in the Primary Lease. Additionally, to the full extent permitted by law, Sublandlord shall indemnify and hold harmless Subtenant from any claims, liabilities, and damages (including consequential damages) arising from or relating to (i) the willful misconduct or negligence of Sublandlord, or (ii) Sublandlord’s breach of any provisions of this Sublease (including the Primary Lease, as incorporated herein) (in each case except to the extent caused by the willful misconduct or negligence of Subtenant). The provisions of this Section shall survive the expiration or termination of this Sublease.

18. Release. Subtenant hereby releases Sublandlord or anyone claiming through or under Sublandlord by way of subrogation or otherwise on account of loss or damage occasioned by such releasing party or its property or any property of others under its control to the extent that such loss or damage is insured under the insurance required to be maintained pursuant to this Sublease. Subtenant hereby releases Prime Landlord or anyone claiming through or under Prime Landlord by way of subrogation or otherwise to the extent that Sublandlord releases Prime Landlord under the terms of the Primary Lease. Subtenant shall cause its insurance carriers to include any clauses or endorsements in favor of Sublandlord, Prime Landlord, and any additional parties, which Sublandlord is required to provide under the provisions of the Primary Lease.

19. Notices. All notices and other communications required or permitted under this Sublease shall be given in the same manner as in the Primary Lease. Notices shall be addressed to the addresses set out below:

To Sublandlord at:	Bio-Techne Corporation Attn: General Counsel 614 McKinley Place NE Minneapolis, MN 55413
Copy by email to [***]

To Subtenant at:	C/O MDxHealth, Inc. Attn: Joe Sollee, EVP of Corporate Development and General Counsel 15279 Alton Parkway, Suite 100 Irvine, CA 92618 Copy by email to: [***]

20. Brokers. Sublandlord and Subtenant each represent to the other that it has not dealt with any other broker in connection with this Sublease and the transactions contemplated hereby. Sublandlord and Subtenant each indemnify and hold harmless the other from and against all claims, liabilities, damages, costs, and expenses (including without limitation reasonable attorneys’ fees and other charges) arising out of any claim, demand, or proceeding for commissions, fees, reimbursement for expenses, or other compensation by any person or entity who shall claim to have dealt with the indemnifying party in connection with the Sublease other than Broker. This Section 20 shall survive the expiration or earlier termination of this Sublease.

21. Entire Agreement. This Sublease contains the entire agreement between the parties regarding the subject matter contained herein and all prior negotiations and agreements are merged herein. If any provisions of this Sublease are held to be invalid or unenforceable in any respect, the validity, legality, or enforceability of the remaining provisions of this Sublease shall remain unaffected.

22. Amendments and Modifications. This Sublease may not be modified or amended in any manner other than by a written agreement signed by the party to be charged.

23. Successors and Assigns. The covenants and agreements contained in this Sublease shall bind and inure to the benefit of Sublandlord and Subtenant and their respective permitted successors and assigns.

24. Counterparts. This Sublease may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Sublease delivered by either facsimile or email shall be deemed to have the same legal effect as delivery of an original signed copy of this Sublease. Notwithstanding the foregoing, Sublandlord and Subtenant each shall deliver original counterparts to the other within three (3) days from the date hereof.

25. Defined Terms. All capitalized terms not otherwise defined in this Sublease shall have the definitions contained in the Primary Lease.

26. Choice of Law. This Sublease shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to conflict of law rules.

27. Covenants Regarding Primary Lease. Sublandlord and Subtenant hereby agree as follows:

a. Sublandlord shall comply with the terms of the Primary Lease (the non-compliance with which would adversely affect the use and occupancy of the Subleased Premises by Subtenant or constitute an Event of Default under the terms of the Primary Lease) and shall not, by its act or omission, cause a default under the Primary Lease beyond any applicable notice and cure periods or otherwise cause an early termination of the Primary Lease.

b. Sublandlord covenants to Subtenant that Sublandlord will not terminate, or otherwise alter or amend the Primary Lease in any manner that would adversely affect the Sublease or Subtenant’s occupancy of the Subleased Premises, without Subtenant’s prior written consent (which consent may be withheld in Subtenant’s sole discretion).

28. Subtenant Termination Right. Notwithstanding anything herein to the contrary, if a Trigger Event (as defined in the EPA) occurs during the Term of this Sublease, Subtenant shall have the right to terminate this Sublease upon sixty (60) days’ prior written notice to Prime Landlord and Sublandlord, whereupon all rights and obligations of the Parties to each other under this Sublease shall cease and terminate.

IN WITNESS WHEREOF, the parties have caused this Sublease to be executed as of the Effective Date.

SUBLANDLORD:

BIO-TECHNE CORPORATION, a Delaware corporation

By	/s/ Shane Bohnen
Name: Shane Bohnen
Title: Vice President

SUBTENANT:

EXOSOME DIAGNOSTICS, INC., a Delaware corporation

By	/s/ Shane Bohnen
Name: Shane Bohnen
Title: Vice President

EXHIBIT A

Lease and all amendments

Exhibit B

DEPICTION OF SUBLEASED PREMISES